EXHIBIT 11
                      COMPUTATION OF EARNINGS PER SHARE

                                                1998         1997         1996

Basic
-----
Weighted Average Shares Outstanding           1,336,361    1,313,520    1,299,446

Diluted
-------
Weighted Average Shares Outstanding           1,336,361    1,313,520    1,299,446
Dilutive Effect of Potential Common Shares            -            -      211,912
                                              -----------------------------------
Weighted Average Common and Equivalent
 Shares Outstanding                           1,336,361    1,313,520    1,511,358
                                              ===================================